ELECTROGLAS ANNOUNCES ELECTION OF
JORGE TITINGER TO ITS BOARD OF DIRECTORS

SAN JOSE, CALIF. –April 30, 2008 —Electroglas, Inc. (Nasdaq:EGLS),  a leading supplier of wafer probers and software solutions for the semiconductor industry, today announced that Jorge Titinger has been elected to the Company’s Board of Directors effective May 1, 2008.

"We are very pleased to add Mr. Titinger to the Company’s Board of Directors,” said Tom Rohrs, Chairman and CEO of Electroglas. “His experience in the industry and semiconductor test will be a great addition to our Board.”

Most recently, Mr. Titinger was with FormFactor as senior vice president of the Product Business Group.  Prior to FormFactor, Mr. Titinger was with KLA-Tencor, where he held several senior management roles during his five years with the company. These included: senior vice president and general manager of the global support services and field operations group; chief administrative officer; and, most recently, chief manufacturing officer and executive vice president of global operations. Before KLA-Tencor, Titinger spent more than four years at Applied Materials, where he served in various management positions, including vice president of global operations for both the Silicon Business Sector (SBS) Products and for the Dielectric Systems and Modules Product Business Group.

Prior to Applied Materials, Titinger was president and chief operating officer of Insync Systems, a gas delivery systems manufacturer, for four years. He also co-founded and served as vice president of operations at NeTpower, a high-performance computer workstation and server manufacturer. Other companies he worked for include MIPS Computer Systems/Silicon Graphics and Hewlett-Packard. Titinger holds both a bachelor's and a master's degree in electrical engineering, and a master's degree in engineering management, from Stanford University.

About Electroglas
Electroglas is a leading supplier of innovative wafer probers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers’ wafer and device testing. Headquartered in San Jose, California, the Company has been a leading equipmentsupplier to the semiconductor industry for over four decades, and has shipped more than 16,500 systems worldwide. Electroglas’ stock trades on the NASDAQ National Market under the symbol “EGLS.” More information about the Company and its products is available at www.electroglas.com.

Contact:
Investor Relations
Electroglas, Inc.
Candi Lattyak
+1 408.528.3801
clattyak@electroglas.com
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